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                                                                      EXHIBIT 12

                      E. I. DU PONT DE NEMOURS AND COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                      THREE MONTHS             YEAR ENDED DECEMBER 31,
                                                         ENDED        ------------------------------------------
                                                     MARCH 31, 1994    1993     1992     1991     1990     1989
                                                     --------------   ------   ------   ------   ------   ------
Income Before Extraordinary Item and Transition
  Effect of Accounting Changes.....................      $  642       $  566   $  975   $1,403   $2,310   $2,480
Provision for Income Taxes.........................         510          392      836    1,415    1,844    1,844
Minority Interests in Earnings of Consolidated
  Subsidiaries.....................................           4            5       10        6        3       24
Adjustment for Companies Accounted for by the
  Equity Method....................................          15           41        6       35       29       38
Capitalized Interest...............................         (35)        (194)    (194)    (197)    (161)    (108)
Amortization of Capitalized Interest...............          31          144      101       94       84       78
                                                        -------       ------   ------   ------   ------   ------
                                                          1,167          954    1,734    2,756    4,109    4,356
                                                        -------       ------   ------   ------   ------   ------
Fixed Charges:
  Interest and Debt Expense--Borrowings............         142          594      643      752      773      586
  Adjustment for Companies Accounted for by the
     Equity Method--Interest and Debt Expense......          12           42       62       11        9       23
  Capitalized Interest.............................          35          194      194      197      161      108
  Rental Expense Representative of Interest
     Factor........................................          36          143      151      162      163      149
                                                        -------       ------   ------   ------   ------   ------
                                                            225          973    1,050    1,122    1,106      866
                                                        -------       ------   ------   ------   ------   ------
Total Adjusted Earnings Available for Payment of
  Fixed Charges....................................      $1,392       $1,927   $2,784   $3,878   $5,215   $5,222
                                                        -------       ------   ------   ------   ------   ------
                                                        -------       ------   ------   ------   ------   ------
Number of Times Fixed Charges are Earned...........         6.2          2.0      2.7      3.5      4.7      6.0
                                                        -------       ------   ------   ------   ------   ------
                                                        -------       ------   ------   ------   ------   ------
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